EXHIBIT 21
The Interpublic Group of Companies, Inc.
Our principal subsidiaries as of December 31, 2024 are listed below. All other subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary under Rule 1-02(w) of Regulation S-X.

Company Name	State (U.S.)
Acxiom LLC	Delaware
Business Science Research Corporation	Delaware
Carmichael Lynch, Inc.	Minnesota
Chase Design Holdings, LLC	Delaware
DeVries Public Relations, Ltd.	New York
FCBCure, LLC	New Jersey
Genuine Interactive, LLC	Massachusetts
Independent Advertising, LLC	Delaware
IPG Asia & Oceania LLC	Delaware
Lowe & Partners Worldwide Inc.	Delaware
Lowe Group Holdings, Inc.	New York
McCann-Erickson Marketing, Inc.	New York
McCann-Erickson USA, Inc.	Delaware
McCann-Erickson Worldwide, Inc.	Delaware
McCann Health North America, LLC	New Jersey
McCann Relationship Marketing, LLC	Delaware
Mediabrands Worldwide, Inc.	California
Mediahub Minneapolis, LLC	Minnesota
Momentum-NA, Inc.	Delaware
Octagon, Inc.	District of Columbia
True North Communications Inc.	Delaware

Company Name	Country
Interpublic Group Deutschland GmbH	Germany
Interpublic Group of Companies de Espana, S.L.	Spain
Interpublic Holding Company, S.A. de C.V.	Mexico
Interpublic Limited	United Kingdom
IPG Advertising Israel Holdings Ltd	Israel
Orion Trading Canada Inc.	Canada
The Interpublic Group of Companies Canada, Inc.	Canada